EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of IceWEB, Inc., SEC File No. 333-162,393, and the related prospectuses of our audit report dated December 20, 2010 on the consolidated balance sheets of IceWEB, Inc. and Subsidiaries as of September 30, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended which is included in the Annual Report on Form 10-K of IceWEB, Inc. for the year ended September 30, 2010.

/s/ Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida

December 29, 2010